Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2023

SAN DIEGO, CALIFORNIA, February 20, 2024....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three months and year ended December 31, 2023. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.
"As we focus on 2024 and beyond, I am energized by the strong position we have established through our continued emphasis on thoughtful growth,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “Subsequent to year end, we closed on the previously announced merger with Spirit, laying the foundation for 2024 AFFO per share growth guidance of 3.3% to 5.3%. More importantly, our capital raising activity in the fourth quarter and January further solidified our strong balance sheet and we have over $600 million of unsettled forward equity outstanding as of today, positioning us to achieve this guidance range with minimal reliance on the capital markets in 2024."

COMPANY HIGHLIGHTS:
For the three months ended December 31, 2023:
•Net income available to common stockholders was $218.4 million, or $0.30 per share
•AFFO available to common stockholders was $731.0 million, or $1.01 per share
•Invested $2.7 billion at an initial weighted average cash yield of 7.6%
•Entered the markets of France, Germany, and Portugal for the first time through sale-leaseback transactions with affiliates of Decathlon SE ("Decathlon"), a world leader in retail sporting goods and an investment grade rated company, for €527.0 million, which includes 82 retail properties located in France, Germany, Italy, Portugal, and Spain
•Raised $1.6 billion from the sale of common stock, primarily through our At-The-Market (ATM) program, at a weighted average price of $56.25
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.5x

For the year ended December 31, 2023:
•Net income available to common stockholders was $872.3 million, or $1.26 per share
•AFFO available to common stockholders was $2.8 billion, or $4.00 per share
•Invested $9.5 billion at an initial weighted average cash yield of 7.1%
•Raised $5.5 billion from the sale of common stock, primarily through our ATM program, at a weighted average price of $59.79

Events subsequent to December 31, 2023:
•On January 23, 2024, closed on the previously announced merger with Spirit Realty Capital, Inc. (“Spirit”) in an all-stock transaction
•In January 2024, issued $450.0 million of 4.750% senior unsecured notes due February 2029 and $800.0 million of 5.125% senior unsecured notes due February 2034, for which proceeds were used to repay $1.1 billion of senior unsecured notes and mortgages upon maturity
•ATM forward agreements for a total of 10.8 million shares remain unsettled with total expected net proceeds of approximately $605 million

“Our 2023 results demonstrate our expertise in selectively deploying capital into high quality opportunities that support our long-term earnings and dividend growth potential,” continued Mr. Roy. “In 2023, Realty Income completed a record year of investment volume, with approximately $9.5 billion closed at a cash yield of 7.1%. In the fourth quarter, we invested approximately $2.7 billion at a cash yield of 7.6% as we continued our expansion into Europe, entering three new countries through a large portfolio sale-leaseback transaction with leading global sporting goods retailer Decathlon. In addition, we made our first investment in the data center space through a JV partnership with Digital Realty to develop two build-to-suit hyperscale facilities pre-leased to a S&P 100, investment grade rated client.”

“Our diversified portfolio, comprised of real estate leased to leading global operators, remains strong. At the end of 2023, portfolio occupancy was 98.6%. The consistency of our business model continues to manifest in our long track record of delivering dependable monthly dividends that increase over time. In December, we announced our 105th consecutive quarterly dividend increase and I am confident our thoughtful growth initiatives will continue to deliver favorable risk-adjusted returns.”

Select Financial Results
The following summarizes our select financial results (dollars in millions, except per share data).

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Total revenue	$1,076.3	$888.7	$4,079.0	$3,343.7
Net income available to common stockholders (1)	$218.4	$227.3	$872.3	$869.4
Net income per share	$0.30	$0.36	$1.26	$1.42
Funds from operations available to common stockholders (FFO) (2)	$713.7	$664.5	$2,822.1	$2,471.9
FFO per share	$0.98	$1.05	$4.07	$4.04
Normalized funds from operations available to common stockholders (Normalized FFO) (2)	$723.6	$665.4	$2,836.6	$2,485.8
Normalized FFO per share	$1.00	$1.05	$4.09	$4.06
Adjusted funds from operations available to common stockholders (AFFO) (2)	$731.0	$634.0	$2,774.9	$2,401.4
AFFO per share	$1.01	$1.00	$4.00	$3.92
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases
In December 2023, we announced the 105th consecutive quarterly dividend increase, which is the 123rd increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2023 was $3.078 per share. The amount of monthly dividends paid per share increased 2.8% to $3.051 in 2023, as compared to $2.967 in 2022, representing 76.3% of our diluted AFFO per share of $4.00 during the year ended December 31, 2023.

Real Estate Portfolio Update
As of December 31, 2023, we owned or held interests in 13,458 properties, which were leased to 1,326 clients doing business in 86 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.8 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2023, portfolio occupancy was 98.6% with 193 properties available for lease or sale, as compared to 98.8% as of September 30, 2023 and 99.0% as of December 31, 2022. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending and include properties owned by unconsolidated joint ventures. Below is a summary of our portfolio activity for the period indicated below:

Changes in Occupancy

Three months ended December 31, 2023
Properties available for lease at September 30, 2023	159
Lease expirations (1)	266
Re-leases to same client	(164)
Re-leases to new client	(26)
Vacant dispositions	(42)
Properties available for lease at December 31, 2023	193

Year ended December 31, 2023
Properties available for lease at December 31, 2022	126
Lease expirations (1)	984
Re-leases to same client	(750)
Re-leases to new client	(51)
Vacant dispositions	(116)
Properties available for lease at December 31, 2023	193
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended December 31, 2023, the new annualized contractual rent on re-leases was $52.7 million, as compared to the previous annual rent of $50.8 million on the same units, representing a rent recapture rate of 103.6% on the units re-leased, which excludes restructurings associated with the Cineworld bankruptcy. Including Cineworld restructured leases that resulted in lease extensions, the recapture rate was 94.1% for the three months ended December 31, 2023. We re-leased 20 units to new clients without a period of vacancy, and 12 units to new clients after a period of vacancy. Please see the Glossary for our definition of annualized contractual income.

During the year ended December 31, 2023, the new annualized contractual rent on re-leases was $198.1 million, as compared to the previous annual rent of $190.3 million on the same units, representing a rent recapture rate of 104.1% on the units re-leased, which excludes restructurings associated with the Cineworld bankruptcy. Including Cineworld restructured leases that resulted in lease extensions, the recapture rate was 101.1% for the year ended December 31, 2023. We re-leased 27 units to new clients without a period of vacancy, and 39 units to new clients after a period of vacancy.

Investment Summary
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below:

	Number of Properties	Investment ($ in millions)	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield (1)	Weighted Average Term (Years)
Three months ended December 31, 2023
Acquisitions - U.S. real estate (2)	37	$394.7	2,256	7.0%	23.7
Acquisitions - Europe real estate	97	888.8	6,129	7.2%	9.2
Total real estate acquisitions	134	$1,283.5	8,385	7.1%	13.6
Real estate properties under development (2) (3)	194	586.9	5,602	6.9%	14.2
Other investments (4)	—	858.1	—	8.7%	20.3
Total investments (5)	328	$2,728.5	13,987	7.6%	16.2

Year ended December 31, 2023
Acquisitions - U.S. real estate (2)	839	$4,103.6	16,986	6.9%	16.7
Acquisitions - Europe real estate	177	3,080.4	14,737	7.1%	13.7
Total real estate acquisitions	1,016	$7,184.0	31,723	7.0%	15.4
Real estate properties under development (2) (3)	392	1,496.9	8,460	6.8%	15.4
Other investments (4)	—	858.1	—	8.7%	20.3
Total investments (6)	1,408	$9,539.0	40,183	7.1%	15.9
(1)Initial weighted average cash yield is a supplemental operating measure. Cash income used in the calculation of initial weighted average cash yield for investments for the three months and year ended December 31, 2023 includes $0.7 million and $4.4 million, respectively, received as settlement credits as reimbursement of free rent periods. Please see the Glossary for our definitions of Initial Weighted Average Cash Yield and Cash Income.
(2)Includes our proportionate share of unconsolidated joint ventures.
(3) The three months and year ended December 31, 2023 includes £1.7 million and £34.3 million of investments, respectively, relating to U.K. development properties, respectively, and €3.4 million and €29.3 million of investments, respectively, relating to Spain development properties, converted at the applicable exchange rates on the funding dates.
(4) Other investments include investments in loans and our preferred equity investments. The preferred equity investment is callable and the weighted average term is assumed to be consistent with the lease term of the associated collateral.
(5) Clients we have invested in are 54.6% retail, 35.6% gaming, 2.2% industrial, and 7.6% other based on cash income. Approximately 36% of the cash income generated from acquisitions during the three months ended December 31, 2023 is from investment grade rated clients, their subsidiaries or affiliated companies. Please see the Glossary for our definition of Investment Grade Clients and Cash Income.
(6) Clients we have invested in are 79.0% retail, 10.9% gaming, 7.6% industrial, and 2.5% other based on cash income. Approximately 28% of the cash income generated from acquisitions during the year ended December 31, 2023 is from investment grade rated clients, their subsidiaries or affiliated companies.
Same Store Rental Revenue
The following summarizes our same store rental revenue for 10,498 properties under lease (dollars in millions):

	Three months ended December 31,		Years ended December 31,		% Increase
	2023	2022	2023	2022	Three Months	Year
Same store rental revenue	$713.5	$695.4	$2,851.7	$2,799.5	2.6%	1.9%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2023. None of the properties in France, Germany, Ireland, Italy, or Portugal met our same store pool definition for the periods presented. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.

Liquidity and Capital Markets

Capital Raising
During the three months ended December 31, 2023, we raised $1.6 billion of proceeds from the sale of common stock at a weighted average price of $56.25 per share, primarily through the sale of approximately 28.5 million shares of common stock pursuant to forward sale agreements through our ATM program. As of December 31, 2023, there were approximately 6.2 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $337.8 million in expected net proceeds and a weighted average initial gross price of $55.03 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates. As of February 20, 2024, ATM forward agreements for a total of 10.8 million shares remain unsettled with total expected net proceeds of approximately $605.0 million of which 4.6 million shares were executed in January 2024.
In December 2023, we issued £300.0 million of 5.750% senior unsecured notes due December 2031 (the “2031 Notes”), and £450.0 million of 6.000% senior unsecured notes due December 2039 (the “2039 Notes”). The public offering price for the 2031 Notes was 99.298% of the principal amount for an effective annual yield to maturity of 5.862%, and the public offering price for the 2039 Notes was 99.250% of the principal amount for an effective annual yield to maturity of 6.075%. Combined, the Notes have a weighted average tenor of approximately 12.8 years and a weighted average annual yield to maturity of 5.990%.
In January 2024, we issued $450.0 million of 4.750% senior unsecured notes due February 2029 (the “2029 Notes”), and $800.0 million of 5.125% senior unsecured notes due February 2034 (the “2034 Notes”). The public offering price for the 2029 Notes was 99.225% of the principal amount for an effective annual yield to maturity of 4.923%, and the public offering price for the 2034 Notes was 98.910% of the principal amount for an effective annual yield to maturity of 5.265%. Combined, the Notes have a weighted average tenor of approximately 8.3 years, a weighted average semi-annual yield to maturity of 5.142%, and weighted average coupon rate of 4.990%.
Completion of Exchange Offers
In connection with our merger with Spirit on January 23, 2024, we completed the $2.7 billion exchange in principal of U.S. dollar denominated outstanding notes issued by Spirit Realty, L.P. (“Spirit OP”) for new notes issued by Realty Income and entered into two new term loan agreements totaling $1.3 billion, which provides for the assumption of Spirit OP's existing term loan agreements.
Liquidity
As of December 31, 2023, we had $4.1 billion of liquidity, which consists of cash and cash equivalents of $232.9 million, unsettled ATM forward equity of $337.8 million, and $3.5 billion of availability under our $4.25 billion unsecured revolving credit facility after deducting $764.4 million in borrowings under our commercial paper programs. There was no balance on our revolving credit facility as of December 31, 2023. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.

Earnings Guidance
Summarized below are approximate estimates of the key components of our 2024 earnings guidance, which gives effect to the merger between us and Spirit, which closed on January 23, 2024:

2024 Guidance
Net income per share (1)	$1.22 - $1.34
Real estate depreciation and impairments per share (1)	$2.82
Other adjustments per share (2)	$0.13
Normalized FFO per share (1)(3)	$4.17 - $4.29
AFFO per share (3)	$4.13 - $4.21
Same store rent growth (4)	Approx 1.0%
Occupancy	Over 98%
Cash G&A expenses (% of revenues) (5)(6)	Approx 3.0%
Property expenses (non-reimbursable) (% of revenues) (5)	1.0% - 1.5%
Income tax expenses	$65 to $75 million
Acquisition volume (7)	Approx $2.0 billion

(1) Subject to change upon finalization of Spirit purchase price accounting. Net income per share and Normalized FFO per share include -$0.06 per share non-cash interest expense impact related to Spirit merger.

(2) Includes gain on sales of properties and merger and integration-related costs.
(3) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with Spirit. Per share amounts may not add due to rounding.
(4) Reserve reversals recognized in 2023 represent an approximately 30 basis point headwind to same store rent growth in 2024. Guidance excludes unidentified reserves for bad debt in excess of normalized run rate.

(5) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses exclude stock-based compensation expense.
(6) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2024.
(7) Acquisition volume excludes merger with Spirit Realty, which closed January 23, 2024

Conference Call Information
In conjunction with the release of our operating results, we will host a conference call on February 21, 2024 at 11:00 a.m. PST to discuss the results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.

A telephone replay of the conference call can also be accessed by calling (877) 344-7529 and entering the conference ID 6093311. The telephone replay will be available through February 28, 2024.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.
Supplemental Materials and Sustainability Report
Supplemental Operating and Financial Data for the year ended December 31, 2023 are available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.

The Sustainability Report for the year ended December 31, 2022 is available on our corporate website at esg.realtyincome.com/indicators/sustainability_report. Our Green Financing Framework is also available on our corporate website at esg.realtyincome.com/indicators/green_financing.

About Realty Income
Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a real estate investment trust ("REIT"), and its monthly dividends are supported by the cash flow from over 15,450 real estate properties (including properties acquired in the Spirit merger in January 2024) primarily owned under long-term net lease agreements with commercial clients. To date, the company has declared 644 consecutive monthly dividends on its shares of common stock throughout its 55-year operating history and increased the dividend 123 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business, portfolio, future operations and results including guidance, intentions of management, growth strategies, acquisitions, dispositions, re-lease, re-development and speculative development of properties and expenditures related thereto, settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program, dividends, and trends in our business, including trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a REIT; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; our clients' solvency; property ownership through joint ventures and partnerships which may limit control of the underlying investments; current or future epidemics or pandemics, measures taken to limit their spread, the impacts on us, our business, our clients, and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from the merger with Spirit; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Steve Bakke
Senior Vice President, Corporate Finance
+1 858 284 5425
sbakke@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
REVENUE
Rental (including reimbursable) (1)	$1,028,710	$873,346	$3,958,150	$3,299,657
Other	47,575	15,304	120,843	44,024
Total revenue	1,076,285	888,650	4,078,993	3,343,681

EXPENSES
Depreciation and amortization	475,856	438,174	1,895,177	1,670,389
Interest	208,313	131,290	730,423	465,223
Property (including reimbursable)	81,883	69,089	316,964	226,330
General and administrative	38,015	37,525	144,536	138,459
Provisions for impairment	27,281	9,481	87,082	25,860
Merger and integration-related costs	9,932	903	14,464	13,897
Total expenses	841,280	686,462	3,188,646	2,540,158
Gain on sales of real estate	5,992	9,346	25,667	102,957
Foreign currency and derivative (loss) gain, net	(18,371)	2,692	(13,414)	(13,311)
Gain on extinguishment of debt	—	—	—	367
Equity in income and impairment of investment in unconsolidated entities	2,135	(113)	2,546	(6,448)
Other income, net	10,804	23,604	23,789	30,511
Income before income taxes	235,565	237,717	928,935	917,599
Income taxes	(15,803)	(9,381)	(52,021)	(45,183)
Net income	219,762	228,336	876,914	872,416
Net income attributable to noncontrolling interests	(1,357)	(1,071)	(4,605)	(3,008)
Net income available to common stockholders	$218,405	$227,265	$872,309	$869,408

Funds from operations available to common stockholders (FFO)	$713,716	$664,508	$2,822,138	$2,471,893
Normalized funds from operations available to common stockholders (Normalized FFO)	$723,648	$665,411	$2,836,602	$2,485,790
Adjusted funds from operations available to common stockholders (AFFO)	$731,034	$633,967	$2,774,870	$2,401,359

Per share information for common stockholders:
Net income available to common stockholders per common share, basic and diluted	$0.30	$0.36	$1.26	$1.42

FFO per common share
Basic	$0.98	$1.05	$4.08	$4.04
Diluted	$0.98	$1.05	$4.07	$4.04

Normalized FFO per common share
Basic	$1.00	$1.05	$4.10	$4.06
Diluted	$1.00	$1.05	$4.09	$4.06

AFFO per common share
Basic	$1.01	$1.00	$4.01	$3.93
Diluted	$1.01	$1.00	$4.00	$3.92

Cash dividends paid per common share	$0.7680	$0.7440	$3.0510	$2.9670
(1)Includes reserves to rental revenue of $1.0 million and reserve reversals to rental revenue of $10.4 million for the three months and year ended December 31, 2023, respectively, and reserves of rental revenue of $14.9 million and $4.0 million for the three months and year ended December 31, 2022, respectively. References to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis. References to reserve reversals recorded as increases to rental revenue include amounts where the accounting for recognition of rental revenue and straight-line rental revenue has been moved from the cash to the accrual basis.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022

Net income available to common stockholders	$218,405	$227,265	$872,309	$869,408
Depreciation and amortization	475,856	438,174	1,895,177	1,670,389
Depreciation of furniture, fixtures and equipment	(583)	(536)	(2,239)	(2,014)
Provisions for impairment of real estate	22,407	9,481	82,208	25,860
Gain on sales of real estate	(5,992)	(9,346)	(25,667)	(102,957)
Proportionate share of adjustments for unconsolidated entities	4,670	—	4,205	12,812
FFO adjustments allocable to noncontrolling interests	(1,047)	(530)	(3,855)	(1,605)
FFO available to common stockholders	$713,716	$664,508	$2,822,138	$2,471,893
FFO allocable to dilutive noncontrolling interests	1,386	1,410	5,552	3,979
Diluted FFO	$715,102	$665,918	$2,827,690	$2,475,872

FFO available to common stockholders	$713,716	$664,508	$2,822,138	$2,471,893
Merger and integration-related costs	9,932	903	14,464	13,897
Normalized FFO available to common stockholders	$723,648	$665,411	$2,836,602	$2,485,790
Normalized FFO allocable to dilutive noncontrolling interests	1,386	1,410	5,552	3,979
Diluted Normalized FFO	$725,034	$666,821	$2,842,154	$2,489,769

FFO per common share
Basic	$0.98	$1.05	$4.08	$4.04
Diluted	$0.98	$1.05	$4.07	$4.04

Normalized FFO per common share
Basic	$1.00	$1.05	$4.10	$4.06
Diluted	$1.00	$1.05	$4.09	$4.06

Distributions paid to common stockholders	$556,114	$470,737	$2,111,793	$1,813,432

FFO available to common stockholders in excess of distributions paid to common stockholders	$157,602	$193,771	$710,345	$658,461

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$167,534	$194,674	$724,809	$672,358

Weighted average number of common shares used for FFO and Normalized FFO
Basic	724,598	633,374	692,298	611,766
Diluted	726,859	635,637	694,819	613,473

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Net income available to common stockholders	$218,405	$227,265	$872,309	$869,408
Cumulative adjustments to calculate Normalized FFO (1)	505,243	438,146	1,964,293	1,616,382
Normalized FFO available to common stockholders	723,648	665,411	2,836,602	2,485,790
Gain on extinguishment of debt	—	—	—	(367)
Amortization of share-based compensation	6,073	4,875	26,227	21,617
Amortization of net debt premiums and deferred financing costs (2)	(10,127)	(16,378)	(44,568)	(67,150)
Non-cash (gain) loss on interest rate swaps	(1,799)	(1,463)	(7,189)	718
Non-cash change in allowance for credit losses	4,874	—	4,874	—
Straight-line impact of cash settlement on interest rate swaps (3)	1,798	1,558	7,190	1,558
Leasing costs and commissions	(3,010)	(1,383)	(9,878)	(5,236)
Recurring capital expenditures	(141)	(128)	(331)	(587)
Straight-line rent and expenses, net	(27,891)	(35,248)	(141,130)	(120,252)
Amortization of above and below-market leases, net	17,134	15,777	79,101	63,243
Proportionate share of adjustments for unconsolidated entities	932	—	932	(4,239)
Other adjustments (4)	19,543	946	23,040	26,264
AFFO available to common stockholders	$731,034	$633,967	$2,774,870	$2,401,359
AFFO allocable to dilutive noncontrolling interests	1,370	1,420	5,540	4,033
Diluted AFFO	$732,404	$635,387	$2,780,410	$2,405,392

AFFO per common share
Basic	$1.01	$1.00	$4.01	$3.93
Diluted	$1.01	$1.00	$4.00	$3.92

Distributions paid to common stockholders	$556,114	$470,737	$2,111,793	$1,813,432

AFFO available to common stockholders in excess of distributions paid to common stockholders	$174,920	$163,230	$663,077	$587,927

Weighted average number of common shares used for AFFO:
Basic	724,598	633,374	692,298	611,766
Diluted	726,859	635,637	694,819	613,473
(1)See Normalized FFO calculations on page 10 for reconciling items.
(2)Includes the amortization of net premiums on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Represents the straight-line amortization of $72.0 million gain realized upon the termination of $500.0 million in notional interest rate swaps in October 2022, over the term of the $750.0 million of 5.625% senior unsecured notes due October 2032.
(4)Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, straight-line payments from cross-currency swaps, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts)

For the three months ended December 31,	2023	2022	2021	2020	2019

Net income available to common stockholders	$218,405	$227,265	$4,041	$117,931	$129,297
Depreciation and amortization, net of furniture, fixtures and equipment	475,273	437,638	332,877	174,888	156,467
Provisions for impairment of real estate	22,407	9,481	7,990	23,790	8,950
Gain on sales of real estate	(5,992)	(9,346)	(20,402)	(22,667)	(14,168)
Proportionate share of adjustments for unconsolidated entities	4,670	—	1,931	—	—
FFO adjustments allocable to noncontrolling interests	(1,047)	(530)	(274)	(242)	(150)

FFO available to common stockholders	$713,716	$664,508	$326,163	$293,700	$280,396
Merger and integration-related costs	9,932	903	137,332	—	—

Normalized FFO available to common stockholders	$723,648	$665,411	$463,495	$293,700	$280,396

FFO per diluted share	$0.98	$1.05	$0.63	$0.83	$0.85

Normalized FFO per diluted share	$1.00	$1.05	$0.89	$0.83	$0.85

AFFO available to common stockholders	$731,034	$633,967	$486,047	$297,654	$281,986

AFFO per diluted share	$1.01	$1.00	$0.94	$0.84	$0.86
				.
Cash dividends paid per share	$0.7680	$0.7440	$0.7180	$0.7020	$0.6810

Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	726,859	635,637	519,438	355,051	329,364

For the year ended December 31,	2023	2022	2021	2020	2019

Net income available to common stockholders	$872,309	$869,408	$359,456	$395,486	$436,482
Depreciation and amortization, net of furniture, fixtures and equipment	1,892,938	1,668,375	896,809	676,450	593,396
Provisions for impairment of real estate	82,208	25,860	38,967	147,232	40,186
Gain on sales of real estate	(25,667)	(102,957)	(55,798)	(76,232)	(29,996)
Proportionate share of adjustments for unconsolidated entities	4,205	12,812	1,931	—	—
FFO adjustments allocable to noncontrolling interests	(3,855)	(1,605)	(785)	(817)	(477)

FFO available to common stockholders	$2,822,138	$2,471,893	$1,240,580	$1,142,119	$1,039,591
Merger and integration-related costs	14,464	13,897	167,413	—	—

Normalized FFO available to common stockholders	$2,836,602	$2,485,790	$1,407,993	$1,142,119	$1,039,591

FFO per diluted share	$4.07	$4.04	$2.99	$3.31	$3.29

Normalized FFO per diluted share	$4.09	$4.06	$3.39	$3.31	$3.29

AFFO available to common stockholders	$2,774,870	$2,401,359	$1,488,753	$1,172,626	$1,050,015

AFFO per diluted share	$4.00	$3.92	$3.59	$3.39	$3.32

Cash dividends paid per share	$3.0510	$2.9670	$2.8330	$2.7940	$2.7105

Weighted average diluted shares outstanding - FFO	694,819	613,473	414,770	345,878	316,601

Weighted average diluted shares outstanding - Normalized FFO and AFFO	694,819	613,473	415,270	345,878	316,601

ADJUSTED EBITDAre
(dollars in thousands)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended December 31,
	2023		2022
Net income	$219,762		$228,336
Interest	208,313		131,290
Income taxes	15,803		9,381
Depreciation and amortization	475,856		438,174
Provisions for impairment	27,281		9,481
Merger and integration-related costs	9,932		903
Gain on sales of real estate	(5,992)		(9,346)
Foreign currency and derivative loss (gain), net	18,371		(2,692)
Gain on settlement of foreign currency forwards	—		2,139
Proportionate share of adjustments from unconsolidated entities	14,983		113
Quarterly Adjusted EBITDAre	$984,309		$807,779
Annualized Adjusted EBITDAre (1)	$3,937,236		$3,231,116
Annualized Pro Forma Adjustments	$74,919		$119,876
Annualized Pro Forma Adjusted EBITDAre	$4,012,155		$3,350,992
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$21,480,869		$17,935,539
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190		—
Less: Cash and cash equivalents	(232,923)		(171,102)
Net Debt (2)	$21,907,136		$17,764,437
Net Debt/Annualized Adjusted EBITDAre	5.6	x	5.5	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.5	x	5.3	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S GAAP, consist of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and remove Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended December 31,
	2023	2022
Annualized pro forma adjustments from properties acquired or stabilized	$77,012	$120,408
Annualized pro forma adjustments from properties disposed	(2,093)	(532)
Annualized Pro forma Adjustments	$74,919	$119,876

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Real estate held for investment, at cost:
Land	$14,929,310	$12,948,835
Buildings and improvements	34,657,094	29,707,751
Total real estate held for investment, at cost	49,586,404	42,656,586
Less accumulated depreciation and amortization	(6,072,118)	(4,904,165)
Real estate held for investment, net	43,514,286	37,752,421
Real estate and lease intangibles held for sale, net	31,466	29,535
Cash and cash equivalents	232,923	171,102
Accounts receivable, net	710,536	543,237
Lease intangible assets, net	5,017,907	5,168,366
Goodwill	3,731,478	3,731,478
Investment in unconsolidated entities	1,172,118	—
Other assets, net	3,368,643	2,276,953
Total assets	$57,779,357	$49,673,092

LIABILITIES AND EQUITY
Distributions payable	$195,222	$165,710
Accounts payable and accrued expenses	738,526	399,137
Lease intangible liabilities, net	1,406,853	1,379,436
Other liabilities	811,650	774,787
Line of credit payable and commercial paper	764,390	2,729,040
Term loan, net	1,331,841	249,755
Mortgages payable, net	821,587	853,925
Notes payable, net	18,602,319	14,278,013
Total liabilities	24,672,388	20,829,803

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 752,460 and 660,300 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	39,629,709	34,159,509
Distributions in excess of net income	(6,762,136)	(5,493,193)
Accumulated other comprehensive income	73,894	46,833
Total stockholders’ equity	32,941,467	28,713,149
Noncontrolling interests	165,502	130,140
Total equity	33,106,969	28,843,289
Total liabilities and equity	$57,779,357	$49,673,092

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss, excluding the gain and loss from the settlement of foreign currency forwards not designated as hedges (which is consistent with our previous calculations of "Adjusted EBITDAre"). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) gain on extinguishment of debt, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) merger and integration-related costs, (vii) gain on sales of real estate, (viii) foreign currency and derivative gain and loss, net, (ix) gain on settlement of foreign currency forwards, and (x) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Contractual Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized contractual rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Cash Income represents cash rent for real estate acquisitions and properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investment, cash income represents interest income and preferred dividend income, respectively.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as Cash Income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of Cash Income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable and preferred equity investment is computed using the Cash Income for the first twelve months following the acquisition date (based on interest rates in place as of the date of acquisition), divided by the total cost of the investment.
Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger and integration-related costs.

Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue.